Exhibit 2.1

ASSET PURCHASE AGREEMENT

DATED AS OF MARCH 6, 2007

BY AND AMONG

ICONIX BRAND GROUP, INC.

(THE “BUYER”),

ROCAWEAR LICENSING LLC

(THE “SELLER”),

AND
EACH OF

ARNOLD BIZE
SHAWN CARTER
AND
NAUM CHERNYAVSKY

(COLLECTIVELY, THE “PRINCIPALS”)

i

4.21	Licensees	15
4.22	[Intentionally Omitted]	16
4.23	Insurance	16
4.24	No Broker	16
4.25	Related Party Transactions	16
4.26	Investment Matters	16
5. Representations and Warranties of Buyer		17
5.1	Organization	17
5.2	Authorization	17
5.3	Consent	18
5.4	No Violation	18
5.5	No Broker	18
5.6	SEC Filings; Financial Statements.	18
5.7	Buyer Stock	18
5.8	Financial Ability	19
6. Covenants and Agreements		19
6.1	Certain Pre-Closing Covenants	19
6.2	Notice of Developments	20
6.3	No Solicitation of Transactions	21
6.4	Pre-Closing Tax Returns	21
6.5	Cooperation on Tax Matters	21
6.6	Confidentiality	21
6.7	Legal Conditions to Transaction	22
6.8	Form 8-K and Form 8-K/A Obligations	23
6.9	Administration of Specified Contracts	23
6.10	Name Change	23
6.11	Account Receivables; Royalties, Rent	23
7. Conditions to Closing.		24
7.1	Conditions to Obligations of Buyer	24
7.2	Conditions to Obligations of Seller and Principals	26
8. Deliveries by Seller and Principals		26
9. Deliveries by Buyer		28
10. Survival of Representations and Warranties		28
11. Indemnification.		29
11.1	Obligation of Seller and Principals to Indemnify	29
11.2	Obligation of Buyer to Indemnify	29
11.3	Third Party Claims	29
11.4	Assistance	30

11.5	Limitation on Losses	30
11.6	Right of Set-Off	31
11.7	Dispute Resolution Procedure.	31
11.8	Arbitration	32
11.9	Payments Treated as Purchase Price Adjustment	32
11.10	Remedies Exclusive; No Recourse	33
12. Waiver of Bulk Sales Compliance		33
13. Expenses		33
14. Termination		33
15. Further Assurances.		34
16. Non Compete; Non Disparagement.		34
17. Miscellaneous.		35
17.1	Publicity	35
17.2	Notices	35
17.3	Integration; Schedules	37
17.4	Waivers and Amendments	37
17.5	Binding Agreement	37
17.6	Governing Law	37
17.7	Assignment	37
17.8	Variations in Pronouns	38
17.9	Severability	38
17.10	Counterparts	38
17.11	Exhibits and Schedules	38
17.12	Headings	38

SCHEDULES

SCHEDULE	DESCRIPTION

2.1(4)	Advances on Royalties, Advertising and Other Amounts
3.4	Purchase Price Allocation
4.1	Due Organization and Qualification; Subsidiaries
4.2	Capitalization; Options
4.4	Financial Statements
4.5	No Material Adverse Change
4.7	Compliance with Laws
4.8	Permits
4.9	No Breach
4.10	Consents
4.11	Judgments and Proceedings
4.12	Employee Relations
4.13	Contracts
4.16	Tangible Property
4.17	Intangibles
4.18	Title
4.20	Undisclosed Liabilities
4.21	Licensees
4.23	Insurance
4.24	No Broker
4.25	Related Party Transactions
6.1(3)	Operation of Business
6.1(3)(e)	Specified Contract Changes

EXHIBITS

EXHIBIT	DESCRIPTION

Exhibit A	ROCAWEAR® Marks
Exhibit B	Form of Endorsement/Services Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of U.S. License
Exhibit E	First Earn-Out Consideration
Exhibit F	Second Earn-Out Consideration
Exhibit G	Form of Bill of Sale
Exhibit H	Form of Master Trademark Assignment
Exhibit I	Form of Master Copyright Assignment
Exhibit J	Form of Worldwide Omnibus Assignment of Intellectual Property
Exhibit K	[Intentionally Omitted]
Exhibit L	Form of Assignment and Assumption Agreement
Exhibit M	Form of JV Agreement
Exhibit N	Form of Shawn Carter License Agreement
Exhibit O	Form of Opinions of Kramer Levin Naftalis & Frankel LLP and Klein & Liss LLP
Exhibit P	Form of Opinion of Blank Rome LLP

v

ASSET PURCHASE AGREEMENT

AGREEMENT, dated as of March 6, 2007, by and among Iconix Brand Group, Inc., a Delaware corporation (“Buyer”), Rocawear Licensing LLC, a New Jersey limited liability company (“Seller”), and Arnold Bize, a/k/a Alex Bize (“Bize”), Shawn Carter (“Carter”) and Naum Chernyavsky, a/k/a Norton Cher (“Cher” and, together with Bize and Carter, the “Principals”).

Background

WHEREAS, Seller is engaged in the business of marketing and licensing the ROCAWEAR® family of marks and names as more particularly set forth in Exhibit A for use in connection with a wide variety of goods and services; and

WHEREAS, the Principals indirectly own or control all of the outstanding equity, ownership and beneficial interests of Seller; and

WHEREAS, the Buyer desires to become engaged in the Business (as defined herein) and to acquire substantially all of the assets of Seller used in connection with the Business and to assume certain of Seller’s liabilities, and Seller desires to sell such assets and to assign such liabilities to Buyer, all upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and intending to be legally bound, the parties agree as follows:

1. Certain Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (1) the terms defined in this Section have the meanings assigned to them in this Section, wherever they appear in this Agreement (2) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles consistently applied and as in effect on the date hereof (“GAAP”) and (3) all words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

1.1 “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person.

1.2 “Business” means the licensing and brand management business conducted by Seller (exclusive of the business of any Affiliate) relating to the ROCAWEAR® family of Marks (as hereinafter defined) and associated names for use in connection with a wide variety of goods and services everywhere in the world.

1.3 “Buyer Stock” means shares of common stock, par value $0.001 per share, of Buyer.

1.4 “Closing” means the closing of the transactions contemplated by this Agreement.

1.5 “Closing Date” means the date on which the Closing occurs.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result or to avoid the occurrence of a default.

1.8 “Contract” means any written or oral contract, agreement, instrument, order, commitment or binding arrangement, of any nature whatsoever.

1.9 “Contract Right” means any right, power or remedy under any Contract, including but not limited to rights to receive property or services or otherwise to derive benefits from the payment, satisfaction or performance of another party’s obligations under such Contract.

1.10 “Encumbrance” means any lien, security interest, pledge, mortgage, easement, leasehold, covenant, restriction, or any other encumbrance, or charge of any kind or nature whatsoever.

1.11 “Endorsement/Services Agreement” means the endorsement/services agreement to be entered into between Buyer and Carter on the Closing Date in substantially the form attached hereto as Exhibit B.

1.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13 “Governmental Entity” means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state or local, domestic or foreign.

1.14 “HSR Act” has the meaning set forth in Section 4.10.

1.15 “HSR Filing” has the meaning set forth in Section 4.10.

1.16 “Indebtedness” means all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date Indebtedness is to be determined.

1.17 “Insurance Policies” means any policy or binder for fire, public liability, product liability, general liability, life, hospital, medical, disability, comprehensive, automobile, property damage, workmen’s compensation, key man, fidelity bond, theft, forgery, vehicular, or errors and omissions insurance, or for any other insurance of any nature whatsoever.

1.18 “Intangibles” means, throughout the world, the Marks (as hereinafter defined), all trade secrets to the extent that they have been maintained as such Permits, licenses, patterns, designs, pressbooks, promotional material, artwork, know-how, patents, patent applications, copyrights, copyright applications, copyright registrations, Internet web sites, including the content contained therein to the extent owned by Seller, domain names, domain name registrations, designs, formula, invention, technology, Software to the extent owned, database or other intangible asset of any nature (whether in use, operational, active, under development or design, non-operative, or inactive, owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to a Person), and all good will, whether or not related to the foregoing, whether arising under statutory or common law in any jurisdiction or otherwise, and includes, without limitation, any and all Intellectual Property Rights in and to the foregoing.

1.19 “Intellectual Property Right(s)” means any and all proprietary rights (throughout the universe, in all media, now existing or created in the future, and for the entire duration of such rights) arising under statutory or common law, Contract, or otherwise, and whether or not perfected, including without limitation, all: (a) rights associated with patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, and all priority rights resulting from such applications; (b) rights associated with works of authorship including, but not limited to, copyrights, moral rights, design rights, copyright applications, copyright registrations, and rights to prepare derivative works; (c) rights relating to the protection of trade secrets and confidential information to the extent that they have been maintained as such; (d) rights in and to trademarks, service marks, trade names, logos, symbols, and the like; (e) product rights; (f) rights analogous to those set forth in this definition and any and all other proprietary rights relating to Intangibles not already included herein; (g) rights associated with divisions, divisionals, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired; and (h) the right to sue for past infringement of any Intangible and/or Intellectual Property Rights, provided any such Intellectual Property Right is related to the Business.

1.20 “Judgment” means any order, writ, injunction, fine, citation, award, decree or any other judgment of any kind whatsoever of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

1.21 “knowledge” (and phrases of similar import) of Seller means the knowledge of any of the Principals, Ronnie DeMichael, or Denise Grande, in each case after due inquiry.

1.22 “Law” means any provision of any law, statute, ordinance, order, constitution, charter, treaty, rule or regulation enacted, approved or adopted by any governmental, administrative or regulatory authority, including common law.

1.23 “Liabilities” means any direct or indirect Indebtedness, liability, Claim, loss, damage, Judgment, deficiency or obligation, known or unknown, fixed or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise whether or not of a kind required by GAAP to be set forth on financial statements.

1.24 “Losses” means any and all Liabilities, Proceedings, causes of action, costs and expenses including, without limitation, costs of investigation, actual interest costs, penalties and reasonable attorneys’ fees.

1.25 “Marks” means all names, corporate names, domain names, fictitious names, trademarks, trademark applications, trademark registrations, service marks, service mark applications, service mark registrations; trade names, brand names, logos, trade dress, symbols, slogans or other designations used by Seller in commerce or in connection with the Business.

1.26 “Permit” means any license, permit, certificate, Consent, right or privilege of any kind or nature whatsoever granted, issued, approved or allowed by any foreign, federal, state or local governmental, administrative or regulatory authority relating to the Assets or the operation of the Business, but shall not include any Intellectual Property Rights.

1.27 “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, cooperative, trust, estate, government entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or any other entity of any kind or nature whatsoever.

1.28 “Proceeding” means any claim, suit, action, equitable action, litigation, investigation undertaken by any Governmental Entity, arbitration, trademark opposition, cancellation action, administrative hearing or any other judicial or administrative proceeding of any kind or nature whatsoever, or any formal demand which might lead to any of the foregoing.

1.29 “Property” means real, personal or mixed property.

1.30 “Real Property” means any real estate, land, building, structure, improvement or other real property of any kind or nature whatsoever owned, leased or occupied by Seller, and all appurtenant and ancillary rights thereto, including, without limitation, easements, covenants, water rights, sewer rights and utility rights.

1.31 “Registration Rights Agreement” means the registration rights agreement to be executed by Buyer and Seller at the Closing, substantially in the form of Exhibit C hereto.

1.32 “Software” means any computer program, operating system, applications system, firmware or software of any kind or nature whatsoever, including, without limitation, all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, a programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media owned by Seller.

1.33 “Subsidiaries” with respect to any Person, means any other Person or business entity, with respect to whom 50% or more of the equity interest (or debt or other interest convertible into an equity interest) is owned directly or indirectly by such Person.

1.34 “Tangible Property” means any machinery, buildings, fixtures, equipment, parts, furniture, leasehold improvements, office equipment, vehicles, tools, forms, molds, supplies, archive garments or other tangible property of any kind or nature whatsoever.

1.35 “Tax” or “Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority or other governmental authority, including, but not limited to, those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.

1.36 “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendments thereto) that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

1.37 “Transaction Documents” means this Agreement together with all schedules and exhibits hereto and all other documents executed pursuant to this Agreement.

1.38 “U.S. License” means the license agreement to be entered into between Studio IP Holdings LLC (as defined in Section 2.5 below) and Seller on the Closing Date in substantially the form attached hereto as Exhibit D.

1.39 “WARN” means the Worker Adjustment and Retraining Notification Act and all similar federal and state Laws relating to termination of employment.

2. Sale and Purchase of Assets.

2.1 Sale and Purchase of Assets. On the terms and subject to the conditions set forth in this Agreement including those set forth in Section 2.2, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all of the following assets (collectively, the “Assets”), which Assets consist of all assets of Seller used in connection with the operation of the Business (other than the Excluded Assets, as hereinafter defined):

(1) All Intangibles owned by Seller and all Intellectual Property Rights associated therewith, all goodwill, licenses and sublicenses granted or obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

(2) All of Seller’s rights, powers and privileges in and to (a) the Contracts listed on Schedule 4.13 hereto under the caption “Specified Contracts”; and (b) any Contracts of Seller similar in nature to those listed on Schedule 4.13 hereto under such caption entered into during the period between the date hereof and the Closing Date in the ordinary course of Seller’s Business, the entry into which by Seller does not violate the provisions of this Agreement and all Contract Rights under (a) and (b) including all rights to royalties earned or accruing on or after the Closing Date (“Specified Contracts”);

(3) All current samples, sample books, prototypes, patterns, archive files, physical designs, promotional materials and other similar items used in or related to the Business);

(4) The pro rata portion of advances on royalties, advertising and other amounts payable to Seller under the Specified Contracts for periods after the Closing Date determined in accordance with Schedule 2.1(4) and Section 6.11 hereto; and

(5) All of Seller’s claims, causes of action and other legal rights and remedies arising subsequent to the Closing Date relating to Seller’s ownership of the Assets and/or the Business, but excluding claims against Buyer under this Agreement or any Transaction Document to which Seller is a party with respect to the transactions contemplated herein or therein.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, there is excluded from the sale and purchase contemplated by this Agreement the following assets (the “Excluded Assets”):

(1) All Contracts which are not Specified Contracts, whether or not relating to an Asset being purchased hereby;

(2) All cash or cash equivalents in the bank or invested on the Closing Date, except for the portion of advances on royalties, advertising and other amounts payable to Buyer under the Specified Contracts for periods after the Closing Date determined in accordance with Schedule 2.1(4) and Section 6.11 hereof.

(3) All Tangible Property of any type or description owned or leased by Seller other than Tangible Property described in clause (3) of the definition of Assets in Section 2.1;

(4) All rights of Seller in and to this Agreement and the other Transaction Documents to which Seller is a party, including proceeds from the sale of the Purchased Assets;

(5) The stock ledger and minute books of Seller, all financial books and records of Seller (copies of which have been delivered to Buyer) and all books and records relating to any Excluded Asset or Excluded Liabilities.

(6) Any and all accounts or notes receivable due on account of royalties or other amounts due to Seller from any Affiliate of Seller for any and all periods.

(7) All rights of Seller to Tax refunds with respect to any period through the Closing Date.

(8) All other assets reflected on Seller’s balance sheet as of December 31, 2006 that are not specifically included in the definition of Assets.

(9) A pro rata portion of royalties payable to Seller under the Specified Contracts for the period from January 1, 2007 through the Closing Date.

(10) Any recoveries pursuant to the first two matters listed in Part 2 of Schedule 4.11 hereto.

2.3 Assumption of Certain Liabilities. On the terms and subject to the conditions set forth in this Agreement, on and after the Closing Date, Buyer shall assume, perform and pay all Liabilities of Seller and the Business arising and relating to periods after the Closing (a) arising under the Specified Contracts, but not including any Liabilities of Seller under any Contract with any Affiliate or Principal or other member of Seller, and only such Liabilities, to the extent the same are not incurred or resulting from (directly or indirectly) any breach or default by Seller under any Specified Contract or (b) otherwise relating to the Assets transferred pursuant to this Agreement (the “Specified Liabilities”). Buyer shall pay or otherwise fully discharge all of the Specified Liabilities as the same shall become due. In the event of any claim against Buyer by any third party with respect to any of the Specified Liabilities hereunder, Buyer shall have, and Seller hereby assigns to Buyer, any defense, counterclaim, or right of setoff that would have been available to Seller if such claim had been asserted against Seller.

2.4 Non-Assumption of Excluded Liabilities. Buyer is assuming only the Specified Liabilities from Seller and is not assuming, and in no event shall be liable for, any other Liability of Seller of whatever nature, whether presently in existence or arising hereafter, including without limitation, the following (which shall be the “Excluded Liabilities”):

(a) all Liabilities arising out of or relating to the operation or conduct by Seller of the Business prior to the Closing Date, any business conducted by Seller not comprising the Business and all Liabilities to the extent arising out of or relating to any Excluded Asset;

(b) all Liabilities of Seller in respect of Taxes;

(c) all Liabilities relating to current or former employees of Seller, including without limitation (i) any compensation or benefits payable to present or past employees of Seller, including, any Liabilities arising under any Seller Employee Benefit Plan or other employee benefit plan and any of Seller’s Liabilities for vacation, holiday or sick pay, and (ii) any Liabilities under any employment, consulting or non-competition agreement, change of control agreement, indemnity agreement, any retention or performance-based bonus or other compensation agreement, and any similar agreements, whether written or oral, and any Liabilities arising out of the termination by Seller of any of its employees in anticipation or as a consequence of, or following, consummation of the transactions contemplated by the Transaction Documents;

(d) all Indebtedness and capital lease obligations of Seller except to the extent such obligations constitute Specified Liabilities;

(e) all Liabilities to any broker, finder or agent or similar intermediary for any broker’s fee, finder’s fee or similar fee or commission relating to the transactions contemplated by this Agreement for which Seller is responsible pursuant to Section 4.24;

(f) all Liabilities with respect to any Environmental Law or environmental conditions, events, or circumstances, including with respect to any release of Hazardous Substances after the Closing Date to the extent said Liabilities arise from or in connection with conditions, events or circumstances occurring on or before the Closing Date, including without limitation the migration of Hazardous Substances which were released on or prior to the Closing Date;

(g) all Liabilities relating to any Real Property owned or leased (or formerly owned or leased) by or for Seller;

(h) all Liabilities resulting from the violation by Seller of WARN; and

(i) all Liabilities of Seller relating to or arising out of state and federal securities laws, rules, regulations and fiduciary duties.

Seller shall pay or otherwise fully discharge all of the Excluded Liabilities and any other of Seller’s Liabilities which arise after the Closing Date as the same shall become due.

2.5 Delivery of Certain Assets. At the Closing, Seller shall deliver all of its right, title and interest in the Assets directly to Studio IP Holdings LLC, a Delaware limited liability company and Subsidiary of Buyer (“Studio LLC”). The parties hereto acknowledge and agree that, notwithstanding this Section, all of the Assets, including the Assets subject to this Section, are being acquired by Buyer hereunder and the delivery by Seller of the Assets, subject to this Section, to Studio LLC shall be deemed to be a delivery of such Assets initially to Buyer followed by a contribution of such Assets by Buyer to the capital of Studio LLC.

3. Closing; Purchase Price

3.1 Closing. The Closing of the transactions contemplated by this Agreement shall take place on the first business day after the satisfaction of the terms and conditions of Section 7 but in no event later than April 30, 2007 at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174 or such other location mutually acceptable to the parties hereto or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto. All transactions occurring at the Closing shall be deemed to occur concurrently.

3.2 Purchase Price. In consideration of the sale, transfer, conveyance and delivery of the Assets, and in reliance upon the representations and warranties made herein by Seller and Principals, Buyer shall, in full payment thereof, pay to Seller, or its respective designees, Two Hundred Four Million Dollars ($204,000,000) at the Closing (the “Purchase Price”), payable by wire transfer in immediately available funds, to an account designated in writing by Seller to Buyer at least three (3) business days prior to the Closing Date.

3.3 Earn-Out Consideration. Seller shall be entitled to aggregate additional consideration of up to Thirty-Five Million Dollars ($35,000,000), as follows: (i) up to Twenty Million Dollars ($20,000,000) shall be payable in Buyer Stock, contingent upon the Assets generating royalty revenues during the calendar years ending December 31, 2007, 2008 and 2009, respectively, in excess of certain thresholds, determined in accordance with and subject to the terms and conditions set forth in Exhibit E (the “First Earn-Out Consideration”), and (ii) up to Fifteen Million Dollars ($15,000,000) shall be payable in Buyer Stock, contingent upon the Assets generating royalty revenues during the calendar years ending December 31, 2007, 2008, 2009, 2010 and 2011, respectively, in excess of certain thresholds, determined in accordance with and subject to the terms and conditions set forth on Exhibit F (the “Second Earn-Out Consideration”, and collectively with the First Earn-Out Consideration, the “Earn-Out Consideration”).

3.4 Purchase Price Allocation. The Purchase Price for the Assets shall be allocated in a manner set forth on Schedule 3.4 hereto. In connection with the determination of such schedule, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties shall (a) prepare and, where applicable, file each report relating to the federal, state, local, foreign and other Tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Form 8594) in a manner consistent with such allocation schedule and (ii) take no position in any Tax Return or other Tax filing, proceeding, audit or otherwise which is inconsistent with such allocation.

3.5 Reconciliation of Royalty Advertising and Other Payment. Within ninety (90) days after the Closing Date, the parties shall in good faith reconcile any royalty and advertising payments received by such parties for periods ending prior to or following the Closing Date and expenses with regard to advertising expenses incurred prior to the Closing Date pursuant to their rights and obligations set forth under Sections 2.1(4), 2.2(2) and 6.11 of this Agreement. Each party agrees to forward or otherwise pay any payments it receives to which the other party hereto is entitled.

4. Representations, Warranties and Covenants of Seller and Principals. Seller and Principals, jointly and severally, represent and warrant to Buyer that each of the statements contained in this Section 4 is true and correct. Except for the representations and warranties set forth in this Section 4, Seller and Principals make no other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.

4.1 Due Organization and Qualification; Subsidiaries. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller has the full power and authority to own, lease and operate its Assets, Properties and Business, to carry on its Business as and where such Business is now conducted and to enter into and perform this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions herein provided. Seller is duly qualified as a foreign entity in good standing under the Laws of each jurisdiction set forth in Schedule 4.1. There is no other jurisdiction in which the nature of Seller’s Business or location of its Properties requires such licensing or qualification where such failure would result in a material adverse effect on Seller. Except as set forth in Schedule 4.1, Seller does not own any Subsidiaries, or own, directly or indirectly any shares of stock or other equity interest in or control, alone or in combination with others, any Persons. Schedule 4.1 sets forth the names and titles of each of Seller’s managers and officers.

4.2 Capitalization; Options. Schedule 4.2 sets forth the capital structure of Seller, including the numbers and types of membership interests authorized and the number of each type of membership interests issued and outstanding. Schedule 4.2 contains an accurate and complete list of: (i) the full legal names of the members of Seller; (ii) the addresses of such members; and (iii) the number of membership interests, shares, warrants, options or other securities owned of record and beneficially by each such member and the certificate numbers of the certificates representing such equity interests, if any. Except for the members listed on Schedule 4.2, there are no other record or beneficial owners of any membership interests of Seller or any other securities of Seller. Except for the membership interests listed on Schedule 4.2, there have been and currently are no other issued or outstanding equity interests. All of the issued and outstanding equity interests of Seller have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.2, there exists no right of first refusal or other preemptive right with respect to Seller or the equity interests, Business or Assets of Seller.

4.3 Authority to Execute and Perform Agreement. Seller has all requisite power and authority and approvals required to enter into, execute, deliver and perform this Agreement and its obligations hereunder and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement (and all other Transaction Documents required to effect the transactions contemplated herein) and the consummation of the transactions contemplated herein have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and each of the Principals, and constitutes Seller’s and each Principal’s valid and legally binding obligation, enforceable against Seller and each Principal in accordance with its terms and conditions, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to the availability of equitable remedies.

4.4 Financial Statements. The following representation and warranty shall be deemed to be made only upon delivery of the financial statements referred to in Section 7.1(9): Seller has delivered to Buyer true, complete and correct copies of the audited financial statements and notes thereto of Seller (including balance sheets and related statements of income, retained earnings and cash flows) at and for the fiscal years ended December 31, 2004, 2005 and 2006. All such statements, including the footnotes thereto, were audited and reported upon by Mahoney Cohen & Co., independent certified public accountants, in an unqualified auditors’ opinion with an explanatory paragraph only and substantially as follows: “The accompanying financial statements are those of Rocawear Licensing, LLC only and are not those of the primary reporting entity. The combined financial statements of ROC Apparel Group LLC (formerly Urban Menswear LLC) and Affiliates have been issued to their members as the financial statements of the primary reporting entity for the year ended December 31, 2005. The combined financial statements of the primary reporting entity have not yet been issued for the year ended December 31, 2006.” The foregoing financial statements are hereinafter collectively referred to as the “Financial Statements”. The Financial Statements have been prepared from the books and records of Seller, and fairly present, in all material respects, the financial position of Seller as at such dates and the results of its operations and the changes in its retained earnings and its financial positions for the periods then ended in accordance with GAAP consistently applied throughout the periods indicated. Since December 31, 2006, there have been no material changes in the accounting policies of Seller. The Financial Statements are not affected by transactions or accounts with affiliated companies, if any, other than as set forth in Schedule 4.4.

4.5 No Material Adverse Change. Except as set forth in Schedule 4.5, since December 31, 2006 there has been no material adverse change in the assets (including the Assets as defined in Section 2), Properties, Liabilities, Business, condition (financial or otherwise) or prospects of Seller. Any change which has occurred reflects only the ordinary and regular conduct of the Business or the normal use or operation of the Assets. No Seller or Principal knows of any such change which is impending, nor has there been any material damage, destruction or loss affecting the Assets, Properties, Business or financial condition of Seller, whether or not covered by insurance.

4.6 Tax Matters.

(a) Seller, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Seller is or has been a member, has timely filed with the appropriate governmental agencies all material Tax Returns required to be filed by it, all of which have been prepared and completed in compliance with all Laws in all material respects.

(b) All Taxes due, owing and payable have been fully paid or duly provided for in the Financial Statements. No claim for Taxes due is being contested by Seller.

(c) No written claim has ever been made by any governmental authority in a jurisdiction where Seller does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(d) [Intentionally Omitted].

(e) None of the Assets is subject to any liens for Taxes, other than liens for Taxes not yet due and payable.

(f) Seller has complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

(g) Seller has been properly treated as a partnership for United States federal income tax purposes from the time of its formation through the Closing Date.

4.7 Compliance with Laws. Except as set forth in Schedule 4.7, Seller is in compliance in all material respects with all Laws relating to its Business, operations and the Assets. Except as set forth and specifically identified in Schedule 4.7, neither Seller nor Principals have received notice of any alleged material violation of or claim under any such Laws. Seller does not know of any basis for any material violation thereof which may occur in the future (either upon notice, lapse of time, or both), or any material pending or threatened investigation, charge, claim or other action relating to Seller or its Business under any such Laws.

4.8 Permits. No material Permits are necessary for the conduct of the Business of Seller or the use and operation of the Assets.

4.9 No Breach. Except as set forth and specifically identified in Schedule 4.9, the consummation of the transactions herein contemplated includ-ing, without limitation, the execution, delivery and performance of this Agreement and the documents required to effect the transactions herein contemplated, do not and will not (1) constitute a violation of or default under (either immediately or upon notice, lapse of time or both), conflict with or result in a breach of (a) Seller’s organizational documents, (b) the terms of any Specified Contract or to any Contract to which Seller is a party and to which the Assets are or may be bound, (c) any Judgment relating to the Assets and binding upon Seller, or (d) any material Laws affecting the Assets; or (2) result in the creation or imposition of any Encumbrance on any of the Assets or give to any Person any interest or right in any of the Assets; or (3) accelerate the maturity of or otherwise modify any Liability or obligation of Seller relating to the Assets or the Specified Liabilities; or (4) result in the breach of any of the terms and conditions of, constitute a default under or otherwise cause any impairment of, any Contract, or Permits which, if not cured, could have a material adverse effect in any one case or in the aggregate on Seller, the Assets or the Business.

4.10 Consents. Except as set forth in Schedule 4.10 and for the filing of notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting period thereunder (the “HSR Filing”), if required, no Consent is required of any third party in connection with the execution, delivery and performance by Seller or Principals of this Agreement or the consummation of the transactions contemplated hereby, including, but not limited to, the assignment of any and all of the Specified Contracts.

4.11 Judgments and Proceedings. Except as set forth in Schedule 4.11, there is no outstanding Judgment against or affecting the Assets. Except as set forth in Schedule 4.11, there is no material Proceeding pending or, to the best of Seller’s knowledge, threatened against or affecting the Assets, Business operations or prospects of Seller. True and correct copies of all complaints, pleadings, petitions, notices, motions and other papers filed in connection with any such Proceeding have been made available to Buyer.

4.12 Employee Relations. Seller is not a party to any collective bargaining agreement or any other Contract with any labor unions or any other representatives of Seller’s employees. Seller is not a party to any written or oral employment agreement with any of its officers, directors, employees, consultants, agents, or other Persons. To the best of Seller’s knowledge, except as set forth and specifically identified in Schedule 4.12, (1) no grievance which might have an adverse effect on Seller or the Business, is pending and no claim therefor has been asserted, and (2) no collective bargaining agreement is currently being negotiated by Seller. Seller does not have any present or, to its knowledge, threatened labor disturbances or any pending arbitration, unfair labor practice, grievance, or other Proceeding of any kind with respect to its employees and has had no such labor disturbance, Proceeding or litigation for the past eighteen (18) months or which remains unresolved on the date hereof. Seller does not know of any present or threatened walkout, strike or any similar occurrence which adversely affects or may adversely affect the Assets, or the Business, condition or prospects of Seller. During the past five (5) years, no union attempts to organize or represent the employees of Seller has been made, nor are any such attempts now threatened, nor has Seller or any Principal been notified by any labor organization that it is soliciting or intends to solicit Seller’s employees to select a bargaining agent, nor is any such solicitation being made or, to Seller’s knowledge, contemplated by any labor union. Schedule 4.12 is a true and correct list of all personnel employed by Seller as of the date hereof and their respective salaries, wages and rates of compensation. Upon termination of the employment of any said employees, Seller will not by reason of anything done prior to the Closing Date be liable to any of said employees for severance pay or any other payments, except as and to the extent set forth and specifically identified in Schedule 4.12 and elsewhere in this Agreement. Except as disclosed in Schedule 4.12, no employee of Seller has indicated to Seller or any Principal an intention to terminate employment.

4.13 Contracts. Schedule 4.13 sets forth a true and correct list of all Contracts to which Seller is a party or to which the Assets are subject. True and correct copies of all such Contracts have been delivered to Buyer. All of the Contracts set forth on Schedule 4.13 are in full force and effect; Seller is not in default in any material respect under any such Contract nor, to Seller’s knowledge, is any other party to any such Contract in default in any material respect thereunder. Seller has paid in full or accrued all amounts due thereunder for periods on or prior to the date hereof and has satisfied in full or provided in full for all of its Liabilities and obligations thereunder for periods on or prior to the date hereof. Except as set forth in Schedule 4.13, all rights of Seller under the Specified Contracts extending beyond the Closing Date are assignable to Buyer and upon assignment shall continue unimpaired and unchanged in favor of Buyer on and after the Closing Date without (a) the Consent of any Person or (b) the payment of any penalty, (c) the incurrence of any additional obligation or (d) the change of any term in any manner adverse to Buyer. Except as set forth on Schedule 4.13, Seller has examined, monitored or otherwise policed, to the extent deemed prudent by Seller and in accordance in all material respects with customary practices in the industry in which Seller operates, the activities of all of the licensee counterparties under the Specified Contracts to verify that the products manufactured, sold or offered for sale under the Marks licensed to such licensee pursuant to the Specified Contracts meet, in all material respects, the quality control standards and requirements for use of the Marks set forth in such Specified Contracts.

4.14 Real Property. Seller does not own, nor has Seller at any time owned, all or any portion of any Real Property.

4.15 Books of Account and Reports. Seller’s books of account and other financial books and records are true, correct and complete in all material respects and accurately reflect substantially all of its items of income and expense, its assets, Liabilities and accruals are and have been prepared and maintained in form and substance adequate for preparing financial statements in accordance with GAAP consistently applied which are capable of being audited. Seller has delivered to Buyer true, correct and complete copies of its charter or other formation documents, and all amendments thereto. The minute book(s) of Seller contains complete and accurate records of all official meetings and other official corporate action of its members and/or managers.

4.16 [Intentionally Omitted].

4.17 Intangibles.

(1) All Intangibles owned, used, applied for and/or registered in the name of or licensed to Seller are listed on Schedule 4.17. Except as specifically identified and disclosed in Schedule 4.17, all of Seller’s rights in and to the Intangibles set forth in Schedule 4.17 are free and clear of any claims of infringement, invalidity or Encumbrance. Except as set forth in Schedule 4.17, neither Seller nor any Principal has notice of any adversely held Intangible of any other Person or or notice of any claim of any other Person relating to any of the Intangibles set forth in Schedule 4.17 or any process or confidential information of Seller, and neither Seller nor any Principal knows of any basis for any such claim. Neither Seller nor any Principal has infringed upon or misappropriated any Intellectual Property Rights of any Person. The Intangibles do not infringe upon or violate the Intellectual Property Rights or other proprietary rights of any Person. Except as set forth in Schedule 4.17, neither Seller nor any Principal has licensed any Person to use any Intangible or other Intellectual Property Rights of Seller, nor is Seller obligated to pay any royalties, licensing fees or similar payments to any Person for use of the Intangibles and Intellectual Property Rights.

(2) Schedule 4.17 contains a complete and accurate list and summary description of all registrations and pending applications for the Marks. All registered and pending Marks have been registered or applied for and pending, respectively (as indicated on the schedule) with the United States Patent and Trademark Office or the trademark office of the jurisdiction to which the registration or application pertains. The Marks are valid, subsisting, and enforceable and are not subject to any maintenance fees or taxes or actions falling due within sixty (60) days after the date hereof. Except as set forth in Schedule 4.17, (i) no Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding or any other Proceeding relating to the validity or registrability thereof, and no such action is threatened with respect to any of the Marks; (ii) there is no known potentially interfering trademark or trademark application of any other Person with regard to the Marks; (iii) none of the Marks has been challenged or threatened in any way by any third party; (iv) where applicable, the use of the Marks has been accompanied by the proper federal registration notice where permitted by law except for where such failure to comply with proper federal registration notice is not material to the operation of the Business.

4.18 Title. Except as set forth on Schedule 4.18, Seller owns and has good, valid and marketable title to all of the Assets, free and clear of all Encumbrances. There are no outstanding options or commitments to which Seller or any Principal is a party which relate to the Assets or the sale by any of them of the Assets. At Closing, Buyer shall acquire all Assets used by Seller in the Business, other than the Excluded Assets set forth in Section 2.2. Within the past 10 years, Seller has not done business under or been known by any name other than its present corporate name, or done busi-ness at any address other than the names and addresses set forth in Schedule 4.18.

4.19 [Intentionally Omitted].

4.20 Undisclosed Liabilities. As of December 31, 2006, Seller has no knowledge of any Liabilities that will not be fully and adequately reflected in the Financial Statements upon delivery thereof as contemplated by Section 7.1(9) or on Schedule 4.4 hereto. Except as set forth in Schedule 4.20, Seller has no Liabilities, other than (1) Liabilities that will be fully and adequately reflected in the audited Financial Statements for the year ended December 31, 2006 and (2) those incurred since December 31, 2006 in the ordinary course of business consistent with past practices. Except as set forth in Schedule 4.20 and except to the extent specifically reflected or reserved against in the Financial Statements or elsewhere in this Agreement, Seller is not directly or indirectly liable, by guarantee or otherwise, upon or with respect to, or obligated to guarantee or assume, any Liability or obligation of any Person, except endorsements made in the ordinary course of business in connection with the deposit of items for collection.

4.21 Licensees. Except as set forth in Schedule 4.21, no single licensee provides more than five percent (5%) of Seller’s revenue. The relationships of Seller with its licensees are satisfactory commercial working relationships and no licensee of Seller has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise prematurely terminate, its relationship with Seller or has in the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its usage of the products of Seller. Neither Seller nor any Principal has any knowledge that any such licensee intends to cancel or otherwise modify its relationship with Seller or that the acquisition of the Assets by Buyer will adversely affect the relationship with any such licensee. Schedule 4.21 attached hereto contains information relating to payments made by such licensees under the Specified Contracts for the Seller’s fiscal years ended December 31, 2005 and 2006 and projected payments by such licensees for the fiscal year ending December 31, 2007, including royalties, advertising royalties and other payments such as expense re-imbursements. The historical financial information set forth on Schedule 4.21 is true and correct in all material respects. The projected financial information set forth on Schedule 4.21 has been prepared by management of the Company on the basis of the assumptions set forth therein, which management reasonably believes is fair and reasonable in light of such licensees’ historical performance and of current and reasonably foreseeable business conditions, and represent management’s best estimate of the information therein contained.

4.22 [Intentionally Omitted]

4.23 Insurance. Schedule 4.23 sets forth all Insurance Policies held by or on behalf of Seller, specifying the insurer, the policy number (or covering note number with respect to binders), the risks covered, the premium, the deductibles and the amount of coverage provided and describing each pending claim thereunder of more than $l,000 with respect to the Tangible and Intangible Property to be acquired. All such Insurance Policies, true and correct copies of which have been delivered to Buyer, are enforceable and in full force and effect. To Seller’s knowledge, Seller is not in default with respect to any provision contained in any such Insurance Policy nor has Seller failed to give any notice or present any claim under any such Insurance Policy in due and timely fashion. Except for claims set forth on Schedule 4.23, there are no outstanding unpaid claims under any such Insurance Policy. Seller has not received a notice of cancellation, non-renewal or audit of any such Insurance Policy. Neither Seller nor any Principal has knowledge of any material inaccuracy in any application for such Insurance Policies, any failure to pay premiums when due or any similar state of facts which might form the basis for termination of any such insurance. All Insurance Policies held by Seller (1) are “occurrence” policies with insurance companies which are financially sound and responsible, (2) are sufficient for compliance with all requirements of the Law and all Contracts to which Seller is a party, (3) insure against risks of the kind customarily insured against and in amounts customarily carried by insureds similarly situated, and (4) provide to Seller’s knowledge and belief adequate insurance coverage for the Assets and operations of Seller.

4.24 No Broker. Except as set forth in Schedule 4.24, no broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s fee, finder’s fee, or similar fee or commission in connection therewith based on any agreement, arrangement or understanding with Seller or any action taken by Seller. Any item disclosed in Schedule 4.24 will be paid by Seller.

4.25 Related Party Transactions. Except as described on Schedule 4.25 or any other schedule, to Seller’s knowledge, there are currently no Real Property leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among any of the Seller and any current or former member, owner, shareholder, partner, director, officer or controlling Person of any of the Seller (or any of their respective predecessors) or any other Person affiliated with the Seller (or any of their respective predecessors).

4.26 Investment Matters. To the extent that any Earn-Out Consideration is paid pursuant to this Agreement, the Seller and each of the Principals represent that the Earn-Out Shares are being acquired for Seller’s and/or each Principal’s own account and not on behalf of any other Person, and all such Earn-Out Share are being acquired for investment purposes only and not with a view to, or for sale in connection with, any resale or distri-bution of such Earn-Out Shares. Each of the Seller and Principals has received or examined Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, Buyer’s Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, Buyer’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 and Buyer’s Definitive Proxy Statement dated July 18, 2006. Each of the Seller and Principals has had the opportunity to ask questions and receive answers from Buyer concerning Buyer, and have been furnished with all other information about Buyer which it/he has requested. Each of the Seller and Principals is an “accredited investor” as defined in Rule 501(a) of the Securities Act of 1933, as amended. Each of the Seller and Principals believes that it/he has been fully apprised of all facts and circumstances necessary to permit it/him to make an informed decision about acquiring the Earn-Out Shares, that it/he has sufficient knowledge and experience in business and financial matters that it/he is capable of evaluating the merits and risks of an investment in the Earn-Out Shares, and that it/he has the capacity to protect its/his own interests in connection with the transactions contemplated hereby. Each of the Seller and Principals has been advised by Buyer and understands that, (1) the Earn-Out Shares to be issued hereunder, from the date of issuance until the effectiveness of the registration statement that Buyer is required to file pursuant to the Registration Rights Agreement with respect to the re-sale of the Earn-Out Shares, will not be registered under any federal or state securities laws, (2) such Earn-Out Shares must be held unless and until they are subsequently registered or an exemption from registration becomes available, (3) except as otherwise provided in the Registration Rights Agreement, the certificates representing such Earn-Out Shares shall bear appropriate restrictive legends, and (4) prior to the registration of the Earn-Out Shares pursuant to the Registration Rights Agreement or the removal of the restrictive legends referred to in clause (3) above, Buyer shall have the right to direct the transfer agent of its common stock to place a stop transfer order against such certificates. None of the Seller nor any Principal have sold any shares of capital stock, membership interests or other securities of either of the Seller or of Buyer at any time during the 30-day period ending on the Closing Date.

5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller and Principals that each of the statements contained in this Section 5 is true and correct. Except for the representations and warranties set forth in this Section 5, Buyer makes no other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.

5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Buyer has full corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby upon the terms and conditions herein provided.

5.2 Authorization. The execution and delivery by Buyer of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms. Each Transaction Document to which Buyer is a party, when executed and delivered by Buyer in accordance with the provisions hereof, shall be valid and legally binding upon Buyer in accordance with its terms, subject only to applicable bankruptcy, reorganization, insolvency, moratorium, and other rights affecting creditors’ rights generally from time to time in effect and as to enforceability and general equitable principles.

5.3 Consent. Except for the HSR Filing, if required, no Consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby.

5.4 No Violation. Neither the execution and delivery of this Agreement nor any Transaction Document to which Buyer is a party, nor the consummation of the transactions herein or therein contemplated, will violate any material agreement to which Buyer is a party or by which Buyer is bound, or any provision of the charter or other organizational documents of Buyer.

5.5 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s fee, finder’s fee, or similar fee or commission in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer.

5.6 SEC Filings; Financial Statements.

(1) Buyer has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the “SEC”) from January 1, 2005 through the date of this Agreement (collectively, the “SEC Reports”). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(2) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto or in the SEC Reports), and each fairly presents in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(3) Since the date of the financial statements contained in the most recent SEC Report filed by Buyer, there has been no event or occurrence relating to Buyer or any of its Subsidiaries which, in the reasonable judgment of Buyer will be required to be disclosed in an SEC Report or which would have a Material Adverse Effect on Buyer.

5.7 Buyer Stock. Each share of Buyer Stock which may be issuable to Seller pursuant to Section 3.3 hereof has been reserved for issuance and when issued, sold and delivered as contemplated hereby will be validly authorized, issued and outstanding, fully paid and non-assessable, free and clear of any Encumbrance, not subject to preemptive or any other similar rights of the stockholders of Buyer or others and listed for trading on the NASDAQ Stock Market or such other exchange on which the Buyer Stock is then listed or quoted on the date of such issuance.

5.8 Financial Ability. At the Closing, Buyer will have the financial capability to consummate the transactions contemplated by this Agreement.

6. Covenants and Agreements. The parties covenant and agree as follows:

6.1 Certain Pre-Closing Covenants. During the period between the date of this Agreement and the earlier of (i) the Closing and (ii) termination of this Agreement pursuant to Section 14:

(1) General. Each of the parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Sections 7 or 8 as the case may be).

(2) Notices and Consents. Seller and Buyer will give any notices to third parties and will use their commercially reasonable efforts to obtain any third party Consents required under any legal or contractual obligation necessary to complete the transactions contemplated hereby. Subject to Section 6.7(i) each of the parties will give any notices to, make any filings with, and use such party’s commercially reasonable efforts to obtain any authorizations, consents, and approvals of any Governmental Entity and other third parties necessary to consummate the transactions contemplated hereby and the Transaction Documents.

(3) Operation of Business. Between the date hereof and the Closing Date, except as expressly contemplated hereby or as set forth in Schedule 6.1(3), Seller covenants and agrees to conduct the Business only in the ordinary course and in a manner consistent with past practice and in compliance with applicable Laws and use its commercially reasonable efforts to preserve the present goodwill of Seller and its relationships with customers, suppliers and other Persons related to the Business. In addition to the foregoing, except as specifically permitted by any other provisions in this Agreement, Seller shall not, between the date hereof and the Closing Date, directly or indirectly, take any of the following actions without the prior written consent of Buyer:

(a) amend its certificate of organization or operating agreements or other organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the structure or ownership of Seller if such amendment or alteration would materially adversely affect the Assets or the ability to Seller to consummate the transactions contemplated by this Agreement;

(b) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof; or any assets that are material, individually or in the aggregate, to Seller, except purchases in the ordinary course of business consistent with past practice;

(c) sell, lease, license, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of the Assets, except sales or dispositions in the ordinary course of business consistent with past practice;

(d) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Seller, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice;

(e) enter into, amend, modify or terminate any Specified Contract other than as provided for in Schedule 6.1(3)(e) hereof, except for immaterial changes made in the ordinary course of business;

(f) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(g) settle or compromise any litigation in which Seller is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, in any such case if doing so will materially adversely affect the Assets or the ability of Seller to consummate the transactions contemplated by this Agreement;

(h) modify or amend any existing Insurance Policy with respect to the Assets;

(i) make any changes in the existing distribution channels of the Business;

(j) intentionally take any action that would reasonably be likely to have a material adverse effect on the Business or on the Marks; or

(k) authorize any of, or commit or agree to take any of the foregoing actions.

6.2 Notice of Developments. Between the date hereof and the Closing Date, Seller and the Principals, on the one hand, and Buyer, on the other hand, will give prompt written notice to the others of: (a) the occurrence or nonoccurrence subsequent to the date hereof of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such parties contained in this Agreement to be materially untrue or inaccurate, or (b) any failure of Seller or Principals, on the one hand, or Buyer, on the other hand, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No disclosure by any party pursuant to this Section 6.2 will be deemed to amend or supplement any schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant unless such disclosure is accepted in writing by the non-disclosing parties as an amendment or supplement to such schedule, as the case may be, or as a waiver of any misrepresentation or breach.

6.3 No Solicitation of Transactions. From the date hereof until the earlier of (i) the Closing or (ii) termination of this Agreement pursuant to Section 14 hereof, Seller shall not, directly or indirectly, through any director, officer, employee, investment banker, financial advisor, attorney, accountant or other agent or representative of Seller solicit, initiate or encourage or knowingly facilitate (including by furnishing non-public information) any inquiries or the submission of proposals or offers from any person relating to any acquisition or purchase of all or any portion of the Assets (other than in the ordinary course of business) or Business of, or any equity interest in, Seller, or any merger, consolidation, share exchange, amalgamation, reorganization, recapitalization, tender offer, exchange offer, business combination or other similar transaction involving Seller, and, other than with Buyer or any of its Affiliates, participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Seller shall, and shall cause any of its respective representatives or Affiliates to, immediately cease and cause to be terminated or withdrawn any existing negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in respect of the transactions contemplated hereby). From the date hereof until the earlier of (i) the Closing or (ii) termination of this Agreement pursuant to Section 14 hereof, Seller shall, within two (2) business days, notify Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer.

6.4 Pre-Closing Tax Returns. Seller shall file all Tax Returns with respect to the Assets for all periods ending on or prior to the Closing Date.

6.5 Cooperation on Tax Matters. Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller expressly agrees and acknowledges that it shall be responsible for and shall pay any and all Taxes which result or arise from the sale of the Assets, except as otherwise provided in Section 13 hereof.

6.6 Confidentiality. Subject to Section 17.1, without the prior written consent of the other party, neither Buyer nor Seller, nor their respective Affiliates shall disclose any confidential information of the other party, which any of their respective officers, directors, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain relating to, without limitation, know-how, trade secrets, customer lists, supplier lists, referral source lists, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data drawings, samples, processes, products, software, the financial condition, results of operations, business, properties, assets, liabilities, or future prospects and such information shall not be published, disclosed, or made accessible by any of them to any other Person or entity or used by any of them; provided, however, that such party may disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement by such party or any of its Affiliates and representatives, (ii) as becomes available to such party on a non-confidential basis from a source other than any other party hereto or such other party’s Affiliates or representatives, provided that such source is not known or reasonably believed by such party to be bound by a confidentiality agreement or other obligations of secrecy, (iii) as may be required in any report, statement or testimony required to be submitted to any Governmental Entity having or claiming to have jurisdiction over it, or as may be otherwise required by applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation, (iv) as may be required to obtain any Governmental Entity approval or Consent required in order to consummate the transactions contemplated by this Agreement, or (v) in connection with enforcement of such party’s rights, or the defense of any claims, arising under this Agreement or any other agreements to which such party, one or more of the other parties hereto and/or any of their Affiliates are parties; provided, further, that in the case of clauses (i), (ii), (iii), and (iv), the Person intending to disclose confidential information will promptly notify the party to whom it is obliged to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information. In the event the transactions contemplated hereby are not consummated and this Agreement is terminated pursuant to Section 14, each party hereto shall return all confidential materials to the appropriate other party or destroy such confidential materials (and certify in writing the destruction thereof) exchanged in connection with this Agreement. Each party acknowledges responsibility for disclosures caused by such party and any of its respective Affiliates and representatives.

6.7 Legal Conditions to Transaction. Each of the parties hereto shall take commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the transactions contemplated by this Agreement (which actions shall include, without limitation, filing and furnishing all information required under the HSR Act as promptly as practicable after the date hereof), and in connection therewith shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall (i) take commercially reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by Seller for any of the conditions set forth in Section 7 to be satisfied (any of the foregoing, an “Approval”) or the taking of any action required in furtherance thereof or otherwise contemplated thereby or by this Agreement, (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby or to take any action contemplated by any Approval until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable, and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither Seller nor Buyer shall be required to agree to waive any substantial rights or to accept any substantial limitation on its operations or to dispose of any material assets in connection with obtaining any such consent, authorization, order, Approval or exemption. The filing fee payable under the HSR Act shall be paid by the Buyer.

6.8 Form 8-K and Form 8-K/A Obligations. At Buyer’s election, Seller will promptly engage Mahoney Cohen & Co., or alternatively, Buyer will engage auditors of its choosing (“Auditors”), to conduct an audit of the financial statements of the Business sold to Buyer and provide Buyer, prior to the Closing (or as soon as practicable thereafter), with audited financial statements of the Business sold to Buyer for the three (3) most recently completed fiscal years of Seller prior to Closing, and to review all interim period financial statements of the Business, that Buyer will be required to file with the SEC under Rule 3-05 of Regulation S-X (on Form 8-K or Form 8-K/A). Buyer will reimburse Seller for the actual costs charged by Auditors engaged by Seller for such audit and review. In connection with the performance of such audit and review, Seller agrees to (i) provide Auditors, upon reasonable notice and during normal business hours, with full and timely assistance and access to, and to examine and make copies of, all books and records of Seller and its Affiliates relating to the Business, and authorize the Independent Auditors for Seller and its Affiliates, to provide all work papers, (ii) close the books of the Business as of the Closing Date in accordance with GAAP, (iii) prepare all appropriate income tax provisions, (iv) draft the combined financial statements of the Business, (v) execute reasonable and customary “representation letters” upon completion of the audit prior to the issuance of the Auditors’ Audit Report and (vi) if necessary, “carve out” the necessary financial information and allocate corporate expenses in accordance with Staff Accounting Bulletin No. 55 for the audited financial statements of the Business to comply with the rules and regulations of the SEC.

6.9 Administration of Specified Contracts. During any period which Seller is entitled to receive Earn-Out Consideration under this Agreement, Buyer will use commercially reasonable efforts to maximize the royalty income payable to Buyer under the Specified Contracts and any licenses of the Rocawear Marks entered into by Buyer or its Affiliates subsequent to the Closing so as to enable Seller to achieve the maximum payment of Earn-Out Consideration pursuant to Section 3.3 hereof, including without limitation (a) actively marketing, promoting and advertising the Marks, (b) prosecuting third party infringement of the Marks, and (c) acting in a commercially reasonable manner with respect to any decisions to terminate, extend, renew, amend or enforce Buyer’s rights under any such Specified Contract or other license, or to waive any rights of Buyer or such Affiliate thereunder.

6.10 Name Change. Seller shall promptly after the Closing Date (and in any event within thirty (30) calendar days) change its corporate name to a name which does not include any of the words “Rocawear” and will furnish a certificate, satisfactory to Buyer, indicating such name change. Seller shall promptly after the Closing Date (and in any event within thirty (30) calendar days) cause any entity controlled by or under common control with Seller, directly or indirectly, to change its name to a name which does not include any of the words “Rocawear” (including “ROC”) and will furnish a certificate, satisfactory to Buyer, indicating such name change.

6.11 Account Receivables; Royalties, Rent. Following the Closing, Buyer shall use commercially reasonable efforts to collect any accounts receivable with respect to the Assets, whether pursuant to the Specified Contracts or a new license or similar agreement entered into after the Closing. In addition, Buyer and Seller acknowledge and agree that all royalties under the Specified Contracts accruing for periods through the Closing Date are for the account of Seller, even if such royalties are not required to be paid by the licensees until after the Closing. If the Closing Date occurs on or prior to March 31, 2007, Seller shall be entitled to an amount equal to the total royalties received by Buyer in respect of the quarter ending March 31, 2007 multiplied by a fraction the numerator of which is the number of calendar days from January 1, 2007 through the Closing Date and the denominator of which is 90, and Buyer shall be entitled to the balance of such royalties. If the Closing Date occurs after March 31, 2007 but on or prior to June 30, 2007, Seller shall be entitled to an amount equal to the total royalties received by Buyer in respect of the six months ending June, 2007 multiplied by a fraction the numerator of which is the number of calendar days from January 1, 2007 through the Closing Date and the denominator of which is 181, and Buyer shall be entitled to the balance of such royalties. Upon collection by Buyer or an Affiliate of any such royalties for the account of Seller, Buyer or such Affiliate will hold such royalties in trust for Seller and will pay such royalties to Seller not later than 15 days following receipt thereof, together with a certification of Buyer’s Chief Financial Officer setting forth in reasonable detail the information with respect to royalties for the quarter ending March 31, 2007 or the six months ending June 30, 2007, as applicable, of the type that would be required to be reported under paragraph (a) of Exhibit E hereof, together with the calculation of the amount payable to Seller pursuant to this Section 6.11 and the certifications required pursuant to such paragraph (a). The provisions of paragraph (a) of Exhibit E hereof shall apply to the resolution of any dispute between Buyer and Seller relating to the calculation of amounts payable to Seller under this Section 6.11. Without the prior written consent of Seller, Buyer shall not, and shall cause its Affiliate not to, waive any right to receive such royalties or otherwise enter into any written or oral agreement or understanding with a licensee under any Specified Contract that would have the effect of reducing the amount of royalties payable under such Specified Contract for the period from January 1, 2007 through the Closing Date, other than in a manner and amount that is consistent with past practice of Seller with respect to the licensee that is a party to such agreement or understanding. Advertising fees paid pursuant to the Specified Contracts for the period from January 1, 2007 through the Closing Date shall be for the account of Seller and advertising fees payable pursuant to the Specified Contracts for any period after the Closing Date shall be for the account of Buyer. As promptly as practicable following the Closing Date, Buyer shall instruct all licensees under any Specified Contract who license showroom space at Seller’s Affiliates’ premises at 1411 Broadway to pay the rent due under the Specified Contracts in respect of such showroom space directly to Seller’s Affiliates or its designee. To the extent that any Specified Contract contains the contractual obligation that a licensee pay to Seller or its Affiliates any amount for the use and occupancy of the Seller’s Affiliates’ premises, Buyer for such limited purpose only does hereby reassign to Seller or its designee any and all such rights and the payments with respect thereto. In the event that any such payments of rent are received by Buyer, Buyer shall hold such payments in trust for Seller and promptly pay them to Seller.

7. Conditions to Closing.

7.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions provided herein shall be subject to the satisfaction or waiver of the following conditions:

(1) The Buyer shall have received from the Seller and/or the Principals, as appropriate, a duly executed copy of each Transaction Document to which Seller and/or Principals are a party;

(2) The Appearance and Endorsement Agreement among Carter, Seller, and certain Affiliates of Seller, dated September 22, 2005, shall have been terminated in its entirety;

(3) There shall not have occurred from the date hereof until the Closing Date, a material adverse change in the value of the Business or Assets;

(4) The representations and warranties set forth in Section 4 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(5) Seller and each Principal shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by each of them under this Agreement prior to the Closing;

(6) Seller shall have obtained, or caused to be obtained, each consent and approval required in order to complete the transactions contemplated hereby including consents required with respect to the Specified Contracts as identified on Schedule 4.13;

(7) The applicable waiting periods under the HSR Act shall have expired or been terminated;

(8) There shall not be instituted or pending any Proceeding (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, Seller’s or Principals’ consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its Subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its Subsidiaries, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

(9) Seller shall have delivered to Buyer true, complete and correct copies of the audited financial statements and notes thereto of Seller (including balance sheets and related statements of income, retained earnings and cash flows) at and for the fiscal years ended December 31, 2004, 2005 and 2006, which financial statements and notes thereto will have been audited and reported upon by Mahoney Cohen & Co., independent certified public accountants, in an unqualified auditors’ opinion without an explanatory paragraph.

(10) There shall not be any action taken, or any Law or Judgment enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(8) hereof.

7.2 Conditions to Obligations of Seller and Principals. The obligations of Seller and Principals to consummate the transactions provided herein shall be subject to the satisfaction or waiver of the following conditions:

(1) The Seller, each Principal and, in the case of the Endorsement/Services Agreement, Carter, shall have received from the Buyer a duly executed copy of each Transaction Document to which Buyer is a party.

(2) There shall not have occurred from the date hereof until the Closing Date, a material adverse change in the business, assets, financial condition, results of operations or prospects of Buyer and its subsidiaries taken as a whole;

(3) The representations and warranties set forth in Section 5 hereof will be true and correct in all material respects at and as of the Closing as though then made, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(4) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(5) The applicable waiting periods under the HSR Act shall have expired or been terminated;

(6) There shall not be threatened, instituted or pending any Proceeding (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Transaction Documents, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

(7) There shall not be any action taken, or any Law or Judgment enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.2(6) hereof.

8. Deliveries by Seller and Principals. At the Closing, Seller and, where applicable, the Principals, shall deliver, or cause to be delivered, to Buyer or its designee, the following, which shall be in form and substance acceptable to Buyer and Buyer’s counsel:

8.1 Transaction Documents and instruments of transfer for the Assets including, without limitation, bills of sale for all Tangible Property, assignments of all Intangibles (including all Intellectual Property Rights appurtenant thereto) and assignments of all assignable licenses and Permits relating to the Assets or the use, occupancy or operation thereof including, but not limited to, documents substantially in the form of Exhibit G (Bill of Sale), Exhibit H (Master Trademark Assignment Agreement), Exhibit I (Master Copyright Assignment Agreement) Exhibit J (Worldwide Omnibus Assignment of Intellectual Property), Exhibit K (Security Release) in form to be mutually agreed upon by Buyer and Seller, Consent to Transfer of License and Exhibit L (Assignment and Assumption Agreement).

8.2 Copies of the minutes of the meetings of the managers and members of Seller authorizing the execution and performance of this Agreement and the amendment of Seller’s formation documents to change its name, certified by Seller’s Secretary;

8.3 Documents sufficient to effect amendments of Seller’s formation documents to change its name to one which is not similar to its present name, which documents shall be in proper form and accompanied by the proper check for filing with the appropriate governmental body;

8.4 Copies or originals of all files, papers, books and records, licenses, permits, approvals, applications, correspondence, and other documents relative to the Assets;

8.5 Termination statements and any other termination documents terminating all Encumbrances in and to the Assets;

8.6 A certificate, dated no earlier than five (5) days prior to the Closing Date, that Seller is in good standing in its jurisdiction of formation;

8.7 Certificate of incumbency and specimen signatures of all signatory officers of Seller, certified by Seller’s Secretary;

8.8 The U.S. License, duly executed by Seller;

8.9 The Endorsement/Services Agreement, duly executed by Carter;

8.10 The Registration Rights Agreement, duly executed by Seller and each Principal;

8.11 A joint venture agreement between Buyer and Shawn Carter in substantially the form of Exhibit M, duly executed by Shawn Carter (the “JV Agreement");

8.12 A license agreement from Shawn Carter in favor of the entity to be formed under the JV Agreement in substantially the form attached hereto as Exhibit N, duly executed by Shawn Carter (the “Shawn Carter License”);

8.13 The favorable opinions of Kramer Levin Naftalis & Frankel LLP, counsel to Carter, and Klein & Liss LLP, counsel to Seller, Bize and Cher, dated the Closing Date and addressed to Buyer substantially in the forms attached hereto as Exhibit O;

8.14 All such further documents and instruments which may be reasonable requested by Buyer or its counsel consistent with the provisions of this Agreement in order to more effectively transfer title to the Assets to Buyer, or to effectuate and carry out any provision of this Agreement and the transaction provided herein;

8.15 Waivers of defaults and/or consents required under the Specified Contracts;

8.16 Permits and Consents from any person required for consummation of the Closing in form and substance satisfactory to Buyer including, without limitation, all governmental and administrative Consents and approvals.

9. Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller, or cause Studio LLC to deliver to Seller, as the case may be, the following, which shall be in form and substance acceptable to Seller and Seller’s counsel:

9.1 The Purchase Price;

9.2 The U.S. License, duly executed by Studio LLC;

9.3 The Endorsement/Services Agreement, duly executed by Buyer;

9.4 The Registration Rights Agreement duly executed by Buyer;

9.5 The JV Agreement executed by Buyer and the entity to be formed under the JV Agreement;

9.6 The Shawn Carter License, duly executed by the entity to be formed under the JV Agreement; and

9.7 The favorable opinion of Blank Rome LLP, counsel to Buyer, dated the Closing Date and addressed to Seller and the Principals, substantially in the form of Exhibit P.

10. Survival of Representations and Warranties. All representations and warranties, and covenants and agreements to be performed prior to the Closing, shall survive the execution and delivery hereof and the Closing hereunder until the close of business on September 30, 2008; provided that the representations and warranties set forth in Sections 4.1 (Due Organization and Qualification), 4.3 (Authority to Execute), 4.11 (Judgments and Proceedings), 4.13 (Contracts), 4.17 (Intangibles), 4.18 (Title), 4.24 (No Broker), 5.1 (Organization), 5.2 (Authorization) and 5.5 (No Broker), hereof shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the underlying claim, including any extensions or waivers thereof, provided further that the representations and warranties set forth in Sections 5.6 and 5.7 hereof shall survive until sixty (60) days after the expiration of the period under which Seller may be entitled to receive Earn-Out Consideration (collectively, the “Cut-Off Dates”). No claim for indemnification hereunder for a breach of representations and warranties or covenants or agreements to be performed prior to the Closing may be brought after the Cut-Off Date, except for claims (a) of which Seller and the Principals have been notified in writing with reasonable specificity by Buyer prior to the Cut-Off Date or (b) of which Buyer has been notified in writing with reasonable specificity by Seller or the Principals prior to the Cut-Off Date. Covenants and agreements to be performed after the Closing shall survive indefinitely.

11. Indemnification.

11.1 Obligation of Seller and Principals to Indemnify. Subject to Section 11.5 hereof, Seller and each of the Principals shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, shareholders and employees (“Buyer Indemnitees”) from and against any and all Losses arising out of or resulting from the following:

(1) any misrepresentation or breach of any representation, warranty, covenant or agreement of Seller and Principals contained in this Agreement or in any certificate delivered at the Closing pursuant to this Agreement;

(2) any and all of the Excluded Liabilities, whether known or unknown on the Closing Date and whether or not such Excluded Liabilities constitute a breach of any representation or warranty made by Seller and Principals herein;

(3) the Proceedings described in Part 1 of Schedule 4.11 hereof; and

(4) the failure of Seller to comply with any applicable bulk sales laws in connection with the transactions contemplated hereby.

11.2 Obligation of Buyer to Indemnify. Subject to Section 11.5, Buyer shall indemnify, defend and hold harmless Seller, each Principal and their respective Affiliates and the officers, directors, managers, members and employees of any of the foregoing (“Seller Indemnitees”) from and against any Losses incurred by such Seller Indemnitees arising out of or resulting from the following:

(1) a misrepresentation or a breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any certificate delivered at the Closing hereunder; and

(2) any and all of the Specified Liabilities and any Losses incurred by the Seller Indemnitees arising out of the ownership or the Assets or operation of the Business by Buyer from and after the Closing Date.

11.3 Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Sections 11.1 or 11.2, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have ten (10) business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) (i) all settlements require the prior reasonable consultation with the indemnified party, and (ii) all settlements other than those involving only the payment of money by the indemnifying party and the full release by the claimants of all claims asserted against the indemnified party, require the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

11.4 Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

11.5 Limitation on Losses. With respect to indemnification claims under this Section 11:

(1) No party to this Agreement shall have an obligation for indemnification under this Section 11 unless the aggregate Losses (other than Losses to which neither the Cap nor the Basket apply, as described in sub paragraph 5 of this Section 11.5) suffered by the Seller Indemnitees or Buyer Indemnitees, as the case may be, under Sections 11.1 or 11.2, respectively, exceed $2,000,000 (the “Basket”). Losses to which the Basket applies, as described in the preceding sentence, are hereinafter referred to as the “Basket Losses.” At such time as their Basket Losses exceed $2,000,000 in the aggregate, the Seller Indemnitees or Buyer Indemnitees, as applicable, shall be entitled to be indemnified against the full amount of all such Basket Losses that have been incurred or suffered by such indemnitees for which they are entitled to be indemnified under this Agreement (and not merely the portion of such Basket Losses exceeding $2,000,000).

(2) The maximum aggregate amount of Losses for which Seller and the Principals on the one hand, and Buyer on the other hand, shall be liable under this Section 11 shall be $50,000,000 (the “Cap”).

(3) The amount of any Losses incurred or suffered by any Seller Indemnitees or Buyer Indemnitees (i) shall be increased by any Tax incurred or reasonably expected to be incurred as a result of or related to any such Losses, including any Tax related to the inclusion in gross income of insurance proceeds or a payment, and (ii) shall be reduced by any Tax benefit realized or reasonably expected to be realized as a result of or related to any such Losses.

(4) The amount of any Loss incurred or suffered by any Seller Indemnitees or Buyer Indemnitees shall be reduced by any insurance proceeds or other third party recoveries received by such Indemnitees in connection with the breach, failure or other event which gave rise to such Loss (net of any costs incurred by such Indemnitees in connection with the collection of such insurance proceeds or other third party recoveries).

(5) Notwithstanding the foregoing, neither the Cap nor the Basket shall apply to any Losses arising out of, or related to, (i) any breach of any representation or warranty contained in Sections 4.1 (Due Organization and Qualification), 4.3 (Authority to Execute), 4.11 (Judgments and Proceedings), 4.13 (Contracts), 4.17 (Intangibles), 4.18 (Title), 4.24 (No Broker), 5.1 (Organization), 5.2 (Authorization) or 5.5 (No Broker), (ii) any breach of any of the covenants to be performed under this Agreement by any of the parties hereto after the Closing, or (iii) the Excluded Liabilities.

(6) Seller shall only be entitled to indemnification for Losses resulting from a breach by Buyer of the representations or warranties set forth in Section 5.6 of this Agreement with respect to any Buyer Stock which is issued as Earn-Out Consideration.

11.6 Right of Set-Off. In the event that any Buyer Indemnitee has any claim against the Principals or Seller under this Agreement for which it is entitled to indemnification as set forth in this Section 11, Buyer shall have the right, but not the obligation, in its sole and absolute discretion, to set-off such claim against any amounts that may be owed to Seller under this Agreement (other than the Second Earn-Out Consideration which shall not be subject to set-off hereunder); provided, however, that no set-off pursuant to this Section 11.6 shall be permitted until the resolution of any dispute respecting the obligation to pay any such amount by operation of Section 11.7 hereof.

11.7 Dispute Resolution Procedure.

(1) In the event that any Indemnitee or group of Indemnitees is seeking indemnification pursuant to this Section 11, such Indemnitee(s) shall notify the Indemnitor(s) thereof, which notice (the “Indemnity Notice”) shall set forth in reasonable detail the facts and circumstances giving rise to the Losses for which indemnity is sought, the amount (or estimated amount) thereof (including the basis for the calculation of the Losses, the amount of costs and expenses incurred by such Indemnitee(s) and, if then known, the amount of any adjustment to or deduction from the amount of Losses subject to indemnification as a result of the Basket or Cap or the other provisions of Section 11.5 hereof. If the Indemnitor(s) disagree with any matter set forth in an Indemnity Notice, such Indemnitor(s) shall provide the Notifying Indemnitee(s) with notice of such disagreement (the “Indemnity Dispute Notice”) within thirty (30) days following the date of which the applicable Indemnity Notice was given. Such Indemnity Dispute Notice shall set forth in reasonable detail the nature and basis of such disagreement together with the view of the Indemnitor(s), if any, of the amount of any indemnity payment to which the Indemnitee(s) should be entitled. If the Indemnitor(s) do not deliver an Indemnity Dispute Notice within such thirty (30) day period, Indemnitor(s) shall be deemed to have agreed with the matters set forth in the Indemnity Notice. If Indemnitor(s) timely provide a Dispute Notice, then the senior executives and principals of Indemnitor(s) and Indemnitee(s) shall meet promptly (with their respective counsel or other representatives, as they may determine) and attempt in good faith to resolve such dispute. If such executives have met but failed to resolve such dispute within twenty (20) days after the date on which the Indemnity Dispute Notice is given, either Indemnitor(s) or Indemnitee(s) may submit such dispute for final and binding arbitration in accordance with Section 11.8 hereof. In any such arbitration, the Arbitrators (as hereinafter defined) shall not be permitted to award Losses in an amount in excess of those set forth in the Indemnity Notice or less than the amount set forth in the Indemnity Dispute Notice, except in either case with respect to amounts constituting adjustments or deductibles which were not known at the time the applicable notice was given.

11.8 Arbitration. All disputes arising under this Agreement that are not resolved by the parties hereto, shall be subject to binding arbitration in The City of New York by a panel of three (3) arbitrators (the “Arbitrators”) pursuant to the commercial arbitration rules then prevailing of the American Arbitration Association (“AAA”), as supplemented herein, and judgment upon the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. Arbitrator compensation and expenses shall be advanced equally by Indemnitor(s) on the one hand and Indemnitee(s) on the other hand. The Indemnitor(s) and Indemnitee(s) shall instruct the AAA to hold an administrative conference with counsel for the parties within twenty (20) days after the filing of the demand for arbitration. The parties and the AAA shall thereafter cooperate in order to complete the appointment of the Arbitrators as quickly as possible. Within ten (10) days after all three Arbitrators have been appointed, the Indemnitor(s) and Indemnitee(s) shall seek to have an initial meeting among the Arbitrators and counsel for the parties for the purpose of establishing a plan for administration of the arbitration, including (a) scope, timing and types of discovery, which may at the discretion of the Arbitrators include production of documents in the possession of the parties, but may not without consent of all parties include depositions; (b) exchange of documents and filing of detailed statement of claim and prehearing memoranda; (c) schedule and place(s) of hearing; and (d) any other matters that may promote the efficient, expeditious and cost-effective conduct of the proceeding. Except as otherwise expressly provided herein, each party shall bear its own costs and expenses in any such arbitration proceeding. The award of the Arbitrators may be enforced in any court of competent jurisdiction. The Arbitrators shall not award punitive or other exemplary damages respecting any dispute arising under this Agreement.

11.9 Payments Treated as Purchase Price Adjustment. Any payment pursuant to this Section 11 will be treated for tax purposes as an adjustment to the Purchase Price hereunder.

11.10 Remedies Exclusive; No Recourse. The remedies provided in this Section 11 shall be the exclusive remedies (except with respect to equitable remedies) of the parties hereto after the Closing in connection with the transactions contemplated by this Agreement for any breach or non-performance of any representation, warranty, covenant or agreement contained in this Agreement or in any certificate delivered at Closing.

12. Waiver of Bulk Sales Compliance. Buyer waives compliance by Seller with the provisions of Article 6 of the Uniform Commercial Code (Bulk Sales Law) and all other Laws relating to bulk sale in each applicable jurisdiction. Seller and Principals will, jointly and severally, indemnify and hold Buyer harmless from, against and with respect to, and shall reimburse Buyer for any and all Losses suffered or incurred by Buyer arising out of, relating to or by reason of such waiver or any noncompliance with such Laws. This indemnification shall apply to, but shall not be limited to, Losses due to any acceleration of payment with respect to any Liability or obligation of Seller assumed by Buyer hereunder, and is in addition to the indemnification provided pursuant to Section 11.

13. Expenses. Except as expressly provided to the contrary herein, whether or not the transactions contemplated by this Agreement shall be consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying into effect this Agreement and the transactions contemplated hereby. Seller shall be responsible for and make arrangements to pay all sales, transfer, stamp, recording and similar Taxes, if any, incurred in connection with any Assets conveyed to Buyer hereunder.

14. Termination. This Agreement may be terminated at any time prior to the Closing:

(1) by the mutual consent of Buyer and Seller;

(2) by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

(3) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by April 30, 2007; provided that, neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 14(3) if such party’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(4) by Buyer if, after the date hereof, there shall have been a material adverse change in the financial condition of the Business or Assets;

(5) by Seller if, after the date hereof, there shall have been a material adverse change in the financial condition or business of Buyer; or

(6) by either Buyer or Seller if any Law preventing or prohibiting consummation of the transactions contemplated hereby shall have become final and nonappealable.

15. Further Assurances.

15.1 At any time and from time to time after the Closing Date, at Buyer’s request and without further consideration, Seller and Principals will promptly execute and deliver all such further documents or perform such acts as Buyer may reasonably request in order to more fully consummate the transactions contemplated herein and in order to more effectively vest, transfer the right, title and interest of Buyer in the Assets.

15.2 After the Closing Date, Seller and Principals shall do the following:

(1) Deliver to Buyer all notices, correspondence and other items relating to the Business and/or the Assets which are from time to time received by them or are in their possession.

(2) File with the appropriate governmental body documents sufficient to effect a change of Seller’s name to one not similar to its current name and send proof of such filing and proper advertising thereof to Buyer, and file with each jurisdiction listed in Schedule 4.1 such documents as are necessary to effectuate such change of name in each such jurisdiction.

16. Non Compete; Non Disparagement.

16.1 With respect to Carter (and not with respect to Bize and Cher), the restrictive covenants contained in Section 7(a) of the Endorsement Agreement are incorporated by reference herein as if fully set forth herein. With respect to each of Bize and Cher (and not with respect to Carter), the restrictive covenants contained in Section 5(b) of the U.S. License are incorporated by reference herein as if fully set forth herein.

16.2 For purposes of clarification, but not of limitation, each Seller and Principal acknowledges and agrees that the provisions of Section 16.1 above shall serve as a prohibition against it or he, during the period described therein, directly or indirectly, hiring, offering to hire, enticing away or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of the Business or any business of Buyer and the Subsidiaries to discontinue or alter his or its relationship such business.

16.3 The parties hereto hereby acknowledge and agree that (i) Buyer would be irreparably injured in the event of a breach by any of the Seller or Principals of any of their obligations under this Section 16, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) Buyer shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach. It is hereby also agreed that the existence of any claims which Seller or Principals may have against Buyer, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Buyer of any of the rights under this Section 16.

16.4 It is the intent of the parties hereto that the covenants contained in this Agreement shall be enforced to the fullest extent permissible under the laws of and public policies of each jurisdiction in which enforcement is sought (the Seller and Principals hereby acknowledge that said restrictions are reasonably necessary for the protection of Buyer). Accordingly, it is hereby agreed that if any one or more of the provisions of Section 16 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible.

16.5 The provisions of this Section 16 shall be in addition to, and not in lieu of, any other obligations with respect to the subject matter hereof, whether arising as a matter of contract, by law or otherwise.

17. Miscellaneous.

17.1 Publicity. Subject to 6.6, the parties shall consult with each other before issuing any press release with respect to the Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Buyer may, without the prior consent of the other parties (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by Law or the rules and regulations of the Nasdaq Stock Market or the rules of any other applicable exchange, provided that the information contained in such press release or public statement accurately describes the terms of this Agreement and the transactions contemplated hereby.

17.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either delivered personally to the addressee, or mailed, certified or registered mail or express mail, postage prepaid, or sent by a nationally recognized courier service, service charges prepaid, and shall be deemed given when so delivered personally, if by certified or registered mail, four days after the date of mailing or if express mailed or sent by a nationally recognized courier service, two days after the date of mailing, as follows:

(1) If to Buyer:

Iconix Brand Group, Inc.
1450 Broadway, 4th Floor
New York, New York 10018
Attn: Neil Cole, President

With a required copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Robert J. Mittman, Esq.

(2) If to Seller:

Rocsan Holdings LLC
1411 Broadway
New York, New York 10017
Attention: Alex Bize

With a required copy to:

Klein & Liss LLP
470 Park Avenue South
12th Floor South
New York, New York 10016
Attention: Philip E. Klein, Esq.

And a required copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn: Howard Rothman, Esq.

(3) If to Carter:

Shawn Carter
c/o Michael Guido, Esq.
Carroll Guido & Groffman LLP
1790 Broadway
20th Floor
New York, New York 10019

With a required copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn: Howard Rothman, Esq.

(4) If to Bize or Cher:

Klein & Liss LLP
470 Park Avenue South
12th Floor South
New York, New York 10016
Attention: Phillip E. Klein, Esq.

and to such other address or addresses as Buyer, Seller or the Principals, as the case may be, may designate to the other by notice as set forth above.

17.3 Integration; Schedules. This Agreement (including the exhibits and schedules hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, written or oral, with respect thereto. Disclosure of information set forth on any schedule to this Agreement shall be deemed to qualify as disclosure on any other schedule required by this Agreement (regardless of whether or not such other section is qualified by reference to such other schedule) so long as application to such section is reasonably discernible from the reading of such disclosure. No information set forth on any schedule shall be deemed to broaden in any way the scope of Sellers’ of Principals’ representations and warranties. The inclusion of any item on a schedule is not evidence of the materiality of such item for purposes of this Agreement, or that such item is a disclosure required under this Agreement. Any description of any agreement, instrument, document, plan, arrangement or other item set forth in a schedule is a summary only and is qualified in its entirety by the terms of such agreement, instrument, document, plan, arrangement or item, true and correct copies of which have been provided to Buyer. No disclosure in any schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

17.4 Waivers and Amendments. This Agreement may be amended, modified, superseded or cancelled and the terms and conditions hereof may be waived, only by a written instrument signed by all the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumula-tive and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

17.5 Binding Agreement. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties hereto and their respective heirs, legal representatives, executors, successors and assigns.

17.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made, delivered and to be performed entirely within such State.

17.7 Assignment. This Agreement and the rights and obligations of the parties hereto shall not be assigned by any party to any Person without the prior written consent of the other party; provided that Buyer may assign its rights under this Agreement to any Subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder, provided further that any of Seller, Carter, Bize or Cher with respect to the First Earn-Out Consideration and either Seller or Carter with respect to the Second Earn-Out Consideration may direct Buyer to issue the Earn-Out Consideration to up to an aggregate of ten (10) Person(s) designated by such party, in such proportions as such party shall indicate by written notice to Buyer, provided that each such designee, if requested by Buyer, shall provide to Buyer representations, warranties and covenants substantially in the form of those included in Section 4.26 hereof, with such changes as reasonably necessary to comply with then-applicable Law. Nothing in this Agreement, unless otherwise expressly provided, is intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

17.8 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

17.9 Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.

17.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.11 Exhibits and Schedules. The exhibits and sched-ules to this Agreement are a part of this Agreement as if set forth in full herein.

17.12 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:	SELLER:

ICONIX BRAND GROUP, INC. By: /s/ Neil Cole Name: Neil Cole Title: CEO	ROCAWEAR LICENSING, LLC By: ROCSAN HOLDINGS, LLC, Manager By:/s/ Shawn Carter Name: Title:

PRINCIPALS:
/s/ Arnold Bize ARNOLD BIZE, a/k/a ALEX BIZE
/s/ Shawn Carter SHAWN CARTER
/s/ Naum Chernyavsky NAUM CHERNYAVSKY, a/k/a NORTON CHER

List of Omitted Schedules and Exhibits

Schedule	Description

2.1(4)	Advances on Royalties, Advertising and Other Amounts
3.4	Purchase Price Allocation
4.1	Due Organization and Qualification; Subsidiaries
4.2	Capitalization; Options
4.4	Financial Statements
4.5	No Material Adverse Change
4.7	Compliance with Laws
4.8	Permits
4.9	No Breach
4.10	Consents
4.11	Judgments and Proceedings
4.12	Employee Relations
4.13	Contracts
4.16	Tangible Property
4.17	Intangibles
4.18	Title
4.20	Undisclosed Liabilities
4.21	Licensees
4.23	Insurance
4.24	No Broker
4.25	Related Party Transactions
6.1(3)	Operation of Business
6.1(3)(e)	Specified Contract Changes

Exhibit	Description

A	ROCAWEAR® Marks
B	Form of Endorsement/Services Agreement
C	Form of Registration Rights Agreement
D	Form of U.S. License
E	First Earn-Out Consideration
F	Second Earn-Out Consideration
G	Form of Bill of Sale
H	Form of Master Trademark Assignment
I	Form of Master Copyright Assignment
J	Form of Worldwide Omnibus Assignment of Intellectual Property
K	Form of Assignment and Assumption Agreement
L	Form of JV Agreement
M	Form of Shawn Carter License Agreement
N	Form of Opinions of Kramer Levin Naftalis & Frankel LLP and Klein & Liss LLP
O	Form of Opinion of Blank Rome LLP